Exhibit 99.1


        Greene County Bancshares Reports Second Quarter Results


    GREENEVILLE, Tenn.--(BUSINESS WIRE)--July 16, 2003--Greene County Bancshares, Inc. (NASDAQ/NM: GCBS) today announced results for the second quarter and six-month period ended June 30, 2003.
    For the second quarter of 2003, net income was $2,301,000 or $0.33 per diluted share compared with $2,667,000 or $0.39 per diluted share in the same period last year. Net interest income after provision for loan losses totaled $8,324,000 in the second quarter of 2003 versus $8,993,000 in the same period last year.
    For the six months ended June 30, 2003, net income was $4,919,000 or $0.71 per diluted share compared with $5,236,000 or $0.77 per diluted share in the first half of 2002. Net interest income after provision for loan losses totaled $17,003,000 for the first half of 2003 compared with $17,500,000 in the same period last year.
    Commenting on the announcement, Stan Puckett, Chairman and Chief Executive Officer, said, "Although the Company's net income for the second quarter and year-to-date period have not fully matched those of the corresponding periods last year, we believe our earnings nevertheless remain at healthy levels, especially considering the continued pressure on interest margins caused by an ongoing deceleration in market interest rates. Our ability to generate solid earnings in this environment reflects the strength of our banking franchise and the platform for continued loan growth that it provides, as well as the steady increase in noninterest income we have achieved. We will continue to focus on the fundamentals in our business that will drive earnings growth over the longer term and help position our franchise for the times ahead when interest rate pressures abate and economic conditions begin to show meaningful improvements."
    With respect to the Company's strategies to expand its markets, Puckett noted that, in June, Greene County Bancshares agreed to acquire Gallatin, Tennessee-based Independent Bankshares Corporation ("IBC") in a merger that is expected create a bank holding company with combined assets of approximately $1.1 billion. IBC is a bank holding company for First Independent Bank, which has four offices in Gallatin and Hendersonville, Tennessee, and Rutherford Bank and Trust, with three offices in Murfreesboro and Smyrna, Tennessee. The Company expects to complete the transaction in the fourth quarter of 2003, subject to the approval of IBC shareholders and banking regulators and the satisfaction of usual and customary closing conditions.
    At June 30, 2003, the Company's total assets totaled $909,101,000 compared with $899,396,000 at December 31, 2002. Net loans receivable were $760,437,000 at June 30, 2003, versus $737,671,000 at year-end
2002. Deposits totaled $704,909,000 at June 30, 2003, compared with $719,323,000 at December 31, 2002. Total shareholders' equity was $77,991,000 at June 30, 2003, versus $74,595,000 at December 31, 2002.
    Return on average shareholders' equity for the second quarter and the six months ended June 30, 2003, was 11.78% and 12.73%, respectively, versus 14.76% and 14.68%, respectively, for the comparable periods last year. Return on average total assets for the second quarter and six months ended June 30, 2003, was 1.04% and 1.11%, respectively, compared with 1.30% and 1.26%, respectively, for the same periods in 2002. The ratio of non-performing assets to total assets was 1.10% at June 30, 2003, compared with 1.48% at December 31, 2002, and 1.19% a year ago.
    This news release may contain forward-looking statements regarding Greene County Bancshares, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.
    Greene County Bancshares, Inc., with total assets of approximately $909 million, is the holding company for Greene County Bank headquartered in Greeneville, Tennessee. Greene County Bank is the largest community bank in East Tennessee and now has 29 branches throughout East Tennessee, one branch in Western North Carolina, a trust services office in Lebanon, Tennessee, and one loan production office in Bristol, Virginia. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in Blount County, Tennessee as American Fidelity Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; in Wilson County, Tennessee as President's Trust, and in the City of Bristol, Virginia as First Bristol Loans. In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title company.


                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                       Three Months Ended        Six Months Ended
                            June 30,                  June 30,
                    -----------------------   -----------------------
                       2003         2002         2003         2002
                    ----------   ----------   ----------   ----------
Interest income     $   14,082   $   14,966   $   28,082   $   29,888
Interest expense         4,029        4,604        8,224        9,712
                    ----------   ----------   ----------   ----------
Net interest
  income                10,053       10,362       19,858       20,176
Provision for
  loan losses            1,729        1,369        2,855        2,676
                    ----------   ----------   ----------   ----------
Net interest
  income after
  provision for
  loan losses            8,324        8,993       17,003       17,500
Noninterest
  income                 2,897        2,572        5,621        5,159
Noninterest
  expense                7,692        7,273       14,924       14,308
                    ----------   ----------   ----------   ----------
Income before
  income taxes           3,529        4,292        7,700        8,351
Income taxes             1,228        1,625        2,781        3,115
                    ----------   ----------   ----------   ----------
Net income          $    2,301   $    2,667   $    4,919   $    5,236
                    ==========   ==========   ==========   ==========
Comprehensive
  income            $    2,299   $    2,833   $    4,996   $    5,328
                    ==========   ==========   ==========   ==========
Earnings per share:
   Basic            $     0.34   $     0.39   $     0.72   $     0.77
                    ==========   ==========   ==========   ==========
   Diluted          $     0.33   $     0.39   $     0.71   $     0.77
                    ==========   ==========   ==========   ==========

Weighted average
  shares:
   Basic             6,822,235    6,818,890    6,821,392    6,818,890
                    ==========   ==========   ==========   ==========
   Diluted           6,905,852    6,834,909    6,905,437    6,834,909
                    ==========   ==========   ==========   ==========

Dividends declared
  per share         $     0.12   $     0.12   $     0.24   $     0.24
                    ==========   ==========   ==========   ==========

                                               June 30,     Dec. 31,
                                                 2003         2002
                                              ----------   ----------
Total assets                                  $  909,101   $  899,396
Cash and cash equivalents                         42,035       62,959
Investment securities                             48,005       38,514
Loans, net                                       760,437      737,671
Deposits                                         704,909      719,323
Shareholders' equity                              77,991       74,595
Book value per share                               11.43        10.94



    Unaudited financial statements for the second quarter and six months ended June 30, 2003 and 2002, along with related information, are available on the Company's website at www.mybankconnection.com (select Bank, then About Us/Press Releases).


    CONTACT: Greene County Bancshares Inc., Greeneville
             William F. Richmond, 423-787-1211